Sub-Item 77Q2:

Based on the Company records and other information, the Company believes that all SEC filing requirements applicable to its directors and officers pursuant to Section 16(a) of the Securities and Exchange Act of 1934, with respect to the Company’s fiscal year ending July 31, 2010 were satisfied.